Exhibit 99.1

PROCERA NETWORKS

Moderator: Paul Eovino
March 16, 2009
3:15 pm CT

Operator:  Good day everyone and welcome to the Procera Networks Fourth Quarter 2008 conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Paul Eovino, Interim Chief Financial Officer. Please go ahead sir.

Paul Eovino:  Good afternoon everybody and thank you for joining our conference call today. I’d like to read our legally required forward-looking statement.

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities & Exchange Act of 1934 including statements regarding the business of the company, it’s industry generally, business strategies and prospects.

The company believes these forward-looking statements are reasonable as of this date. However, they do involve risks and uncertainties including uncertainties associated with the timely launch and acceptance of new products, the maintenance of existing and establishment of new corporate partnerships, progress in research and development programs and other risks and uncertainties identified in the company’s filings with the Securities & Exchange Commission including the prospectus used in connection with this offering.

The company undertakes no duties to update these forward-looking statements except as required by law.

And now, I’d like to turn the conference over to Jim Brear our CEO.

Jim Brear:  Great. Thanks a lot Paul. Good afternoon everybody. This is Jim Brear calling you from cloudy San Jose, California.

What I’d like to do today is review three items. First I’d like to review 2008 in review. Second I’d like to give you some details around Q4. And lastly I’d like to give you an early view into 2009.

I do as well have on the call with me today, John Linden, our Vice President of Global Marketing who will be joining the call to discuss how we see the conditions of the DPI market.

So let me go into 2008. Two-thousand eight was a year of transition. We’re very proud of what we accomplished in 2008. When I look at the customer wins, the product launches and some of the operational efficiencies, it was a really strong year for Procera.

As it relates to customer wins, we added over 200 customers, we closed two tier one service providers and identified over $45 million of prospects for 2009.

Product development and product rollout was fantastic. If you’ve been following us in May of this year we launched the PacketLogic 10000 which was what we believe a very successful launch.

As of today we have over 17 new customers that have installed and are pleasantly satisfied with the product. We have begun over 15 trials with tier one service providers around the world.

And we also launched the 7720 which is our next generation 2RU platform as well as we launched the PacketLogic Subscriber Manager. And lastly we launched the 1400 Statistics Server. All that was done effectively in the second half of 2008.

As I look at the operational and finance efficiency, we did close a round of approximately $5.5 million in a private placement in early September.

We made investments and expanded our software quality assurance program and team so that customers and prospects have the confidence to deploy our products.  We also rolled out new customers support plans, partner programs, support portals and partner portals as part of our operational efficiencies.

So as a result of all this hard work and focus, we were able to grow our revenues to $11.5 million in 2008 which is a 73% growth over 2007.

So with that, I’d like to go into Q4 specifically. Let me give you some of the highlights that include first revenue.

We met $4.5 million of revenue for Q4 which represented a 400% increase over Q4 of ’07 and a 68% increase from Q3 of ’08.

We booked approximately $5.2 million in Q4 as well.

Our operate expenses of $3.6 million was flat from Q3 ’08 and only a 3% increase over ’04, Q4 of ’07.

Our net loss for Q4 was $1.1 million which is almost a 50% decrease from the quarter prior in ’03 of ’08 and a 65% decrease over Q4 of 2007.

We did see some improvement in our margins from 60% to 62% over Q3 of ’08. And by the way, 70% of our tier one win that we installed in Q4 was only recognized in Q4. So the remainder 30% will be recognized in Q1 of ’09.

From a geographical perspective, if I look at the macro, we saw EMEA lead the revenue contribution in APAC lead in terms of customer acquisition.

APAC represented 22% of our total revenue and 43% of our total customers. EMEA represented 67% of our total revenue and 28% of our customers. And America contributed 11% of the revenue and about 30% of the customers.

From a product standpoint again, I’m pleased to announce that 78% of our Q4 revenue came from our new PL 10K platforms.  Even more surprising is that 60% of our Q4 revenue came from our highest end large 80 gig platform.

I think this highlights a couple key notes in that the scale and performance that that product line product provides is in line with some of the largest carriers in the world.

Additionally, our recently announced 7720 has been widely excepted with a revenue contribution of over 20% and over 50% from a unit shipped perspective.

Again, we’ve gone from almost no channel participation to over 70% of our sales came from partners in Q4.And as I’ve mentioned in the past, we’re beginning to see a transition to the tier one service providers.

Additionally, service providers represented 70% of our Q4 revenue with higher ad and enterprise representing 25 and 5% coming from government.

When you look at a customer swag, 56% of our customers come from higher education. And higher education enterprise. And 30% was from service provider and about 13 from government.

If I look at the Q4 wins, our funnel continues to look strong with over $45 million of identified opportunities.

We had over 15 trials planned or - that - or occurred in Q4. And we have continued with several of our key partners and expanded our distribution to enhance our proposition. And hopefully you’ll be hearing more about that in the coming weeks with some announcements.

Additionally, we’ve continued our momentum of installing more of the high end PL 10K systems. In fact, we added seven new PL 10K customers in Q4 alone.

As I’ve noted in the past meeting, we did install our first global tier one mobile operator. We additionally closed and installed our first managed services provider named (Data Bank) in Denmark. This is a service provider that provides managed services to the largest banks in Denmark.

Additionally we closed FPT Telecom, the leading and largest ISP of Vietnam.

Lastly, we announced win at (Bonhoff) of Sweden, one of the fastest-growing ISPs in Scandinavia.

One thing I know is I’ve received a number of calls and emails from a lot of you asking me, you know, Jim, why don’t you announce the names on your press releases? And I think that’s a very fair question. I would love to quite frankly.

But there’s two reasons that we don’t. One is it’s strategic. Many of these carriers mostly in the mobile environment are very reluctant to let anybody know what they’re doing. The product that we sell is quite strategic to the vendors. They use it for a number of different ways that they don’t want to know - they let their competition know what they’re doing. So they don’t want to give up that information.

The other reason - and I think everybody has heard this in the past - is DPI, the word DPI unfortunately is somewhat negatively associated with network neutrality. And you see the phenomena primarily in North America where carriers and service providers are uncomfortable letting the general public know if they’re implementing DPI.

So unfortunately that is the primary reason that we do not announce. And I’m hoping that though, you guys do appreciate that we do want to get out favorable news.

With that, I’d like to turn over the call to John Linden to discuss the market in more detail. John?

John Linden:  Thank you. Well good morning and good afternoon everyone. My name is John Linden. I’m the Global VP of Marketing at Procera Networks. I would focus my comments on what I see happening in DPI space, how we capitalize on current conditions and circumstances and the impact of the financial climate on our business to date.

The DPI inspection market continues to mature rapidly. All service providers and operators who are our primary targets are aware of DPI and the value it provides.

DPI has become a household name in this space which is confirmed by the increasing number of dedicated DPI request for proposals.

We’ve learned that our technical excellence shines through when the customer performs an in-depth assessment and evaluation like the RFP we won and announced last week with yet another tier one mobile operator.

The impact on net new (traffic) as Jim mentioned has actually worked in our favor. The fact is that it has presented a new opportunity for us to provide what we define as user-driven service selection which empowers the end user with the ability to choose the service level they want at the customer portals.

The public debate has educated our operators about DPI, but more importantly about how they can use the technology to make positive impact on the customer service and experience while at the same time gaining cost control.

The overall focus and bottom line has made DPI business critical. This caused the high performance and reliability which are key competitive advantages for Procera.

It also means that PacketLogic must integrate with its surrounding environment to ensure functionality across the complete eco chain.

Strategic partnerships with other vendors presently in our customer’s networks are important to provide confidence in the interoperability as the speed time to market (we’ve seen) less product integration.

All partnerships are customer-driven today and we are basically supporting all current initiatives.

Policy control is an excellent example of important partnerships for Procera. PacketLogic fields relevant and accurate data to the policy controller that makes sufficient to implement it in enforcement points like PacketLogic throughout the network.

PacketLogic enables policy control vendors to do things impossible in the past. And policy control completes service creation which drives the development and demand for PacketLogic.

Service creation is really happening today. We had gone way beyond peer to peer control when we talked about DPI and especially end user control service creation and especially among mobile broadband operators.

We are seeing continued steady and rapid growth in mobile broadband DPI. The expansive network infrastructure forced its mobile operators to maximize the utilization of their investment.

They are by tradition very good at visualizing and charging for the value that they provide the customers which is once again enabled by service creation. This means that mobile operators get an almost instant payback on the DPI investment.

We are exceptionally well-positioned for this mobile opportunity. We’ve already saw it happen good fortune as you have seen in a few major tier one successes that we have announced recently.

We possess the right experience and knowledge from targeting service providers for years where we’ve seen similar developments.

Both (T&L)’s mobile tier one operators have deployed the latest PacketLogic PL 10000 member of our product portfolio.

Since the transition of our product portfolio during last year has been very good as you heard Jim in Jim’s report earlier.

We’ve taken the leadership position in mobile DPI with this updated product portfolio. And we will defend it with focused efforts on mobile and higher education markets worldwide in 2009.

We win on functionality and convenience with our capacity. Capacity offers scalability not only in amount of traffic going through the system, but rather in the number of subscribers it can manage.

It also offers the investment protection which is a strong and appealing offering these days.

So speaking of financials, what is the impact of the current financial climates and how is it affecting us besides the opportunity to leverage our product strengths?

Well so far we are seeing no major reason for concern. Our (custom) investigations show which is also confirmed by Yankee Group that operators have an equal capex budget in ’09 as in ’08.

These (also) spend more widely on projects that offer credible and quick return on investment which is once again a case we can argue to our benefit.

Operators seem convinced that people will continue to spend on communication even when times are bad. Cell phones and Internet access are important to people’s everyday life.

Operators have already gone through two major downturns since the ((inaudible)). These challenges have made them better prepared than most other industries in this financial turmoil that we currently experienced.

The immediate impact on us so far is that more people get involved in signing off on investments than before.

These (expensive time) are (deficient) but has not resulted in any withdrawn on dead end deals. All change where markets are non-static present opportunities. And we are pursuing these opportunities by using our flexibility and speed as a contender getting the big wins in evolving markets.

Jim, going to hand back to you.

Jim Brear:  Thank you John. What I’d like to do now is look forward into 2009. You know, the second half of 2008 was a good start for Procera. We made improvements in almost every metric. And we’re now in the position to harvest our investments in 2009.

Our first half is going to be very exciting. We’re hoping that Q1 is the quarter for quality and Q2 will be the quarter for quantity.

And what I mean by that is I’m hoping to begin to see scale and size of the service providers to begin to buy and when I talk about quantity, that’s the amount of product that we hope that we’ll begin to see carriers begin to purchase.

With that said, we made a second announcement last week of around our second tier one mobile operator win who will initially deploy our largest PL 10K platforms in Q1. The initial order is worth approximately $1 million.

We also expect to take a leadership positions in the mobile and higher education markets by adding new products, features and partnerships and programs that will set us apart from the competition. And we hope to announce some of these partnerships very soon.

Higher education’s ramping faster than we ever expected. In fact, we currently have a waiting list for PL 10K travel - trials in this segment.

And as part of this ramp, we have been and selected and installed in one of the most prestigious universities in North America.

Additionally as noted in a recent press release, we have secured a $3 million line of working capital that provides us some flexibility and helps us to continue to grow and invest in our business.

It should also be noted that we’re quite proud that we secured this line different - during some pretty difficult financial times. And it should also be noted that the bank did a - quite a bit of due diligence.

In closing, I’d like to look - as I look at the market today, there’s no question that the global economy has had and will have some impact on our business. And I would say there have been some delays in some of our - or some budget constraints in our projects that we’re looking at, but I have visibility and I continue to believe we have a very strong opportunity. We have view to the revenue for 2009 and we see 2009 as a great year for Procera.

So thanks again for the time in joining the call today. And I’d like to open it up for questions.

Operator:  Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  And once again, that’s star 1 to ask a question.

And we’ll take our first question from Alex Kurtz with Merriman. Please go ahead.

Alex Kurtz:  Hey Jim, can you hear me okay?

Jim Brear:  Yes I can.

Alex Kurtz:  So can you talk about this mobile win that you had a week or two ago? Who are you competing against and then broadly what are you seeing from the budgets among the wireless carriers?

Are they looking to increase in this environment, increase their spending in network and technology this year?

Jim Brear:  So first the win was a pretty significant win in that it was a very formalized process. Four of our competitors participated. We started the selling process nine months ago. And it was your classic RFP reference checks. I mean it was an exhaustive process and in the end we won.

We have not seen any significant RFPs go away in the mobile market. As you heard or maybe you can catch from the theme or our presentation today that that’s a market that we have believe can be leaders in. And DPI fits very well for them in terms of network growth, network optimization and service creation. So it plays into all of our strengths.

On top of that what I think what should be noted is both of the mobile wins we’ve had have been with our largest 80 gig platform which as I’ve mentioned before, it was - it’s quite shocking. I never really imagined that carriers would be using such mass amount of capacity. But we’ve been pleasantly surprised.

Alex Kurtz:  And I joined the call a little bit late. Did you talk about your Q4 results?

Jim Brear:  I did.

Alex Kurtz:  Okay. So are you guys expecting Q1 as far as looking into the market - and I know Q1’s always a tough period for all technology.

Do you expect this to be sort of a down sequential quarter just because you’re rebuilding your pipeline or do you have a couple of deals that you think could fall where you could be sequentially up quarter over quarter?

Jim Brear:  I would say rather than focus it onto Q1, what I’d say is the first half of ’09 looks quite exciting for us. And so, you know, we’re still at a stage where I can’t pinpoint exactly how things are going to play out. But I feel, you know, we’ve got very good visibility and we’re well along the way on a couple very key opportunities that will - that seem to look that the first half of ’09 to be quite positive.

Alex Kurtz:  And just lastly, if you’re looking at your enterprise business outside of your educational and your mobile carrier business, just straight enterprise, what’s your exposure there and what’s - are the deals getting elongated in that part of - in that vertical?

Jim Brear:  You know, the enterprise piece is a pretty small proportion of our overall business.

Alex Kurtz:  Right.

Jim Brear:  And it predominantly comes from Asia and a little bit of Europe. And it’s kind of run rate for us. We’ve had partners that sell into those markets and had success. It’s with our lower end machine. But we haven’t see a slowdown.

Alex Kurtz:  In the educational market I know that’s important to you. Obviously a lot of endowments are under pressure. Has that trickled down to the IT budget yet?

Jim Brear:  We have seen two universities hold up on their procurement. But overall what we’re seeing in this year is a huge increase in demand.

And so our proposition is actually stronger than ever for the universities because one of the key value proposition is cost control and DPI is one of the technologies that can help offset capex investment. So it’s kind of use what you have more efficiently. So our story really resonates there.

So yes I have seen some of the endowments effect us, but I’ve also seen an uptick in the total number of universities interested, predominantly in North America.

Alex Kurtz:  Okay. Well again, thanks for your time.

Operator:  And next, we’ll go to Marc Robins with Robins Group.

Marc Robins:  Hey thank you very much. And first I’m going to apologize in advance because I’m filling in for (Jack Spears). And he unfortunately had a - he’s kind of multi-tasking right now. So I’m kind of pitch-hitting.

Jim, help me better understand the mobile arena. When you compare the mobile situation and their needs and requirements, how does that compare from a demand situation to the cable network situation and their demand curve for your equipment? Would that be on par or much smaller?

You know, what would Procera, what might Procera be facing from your company or for your company? Is it a - how would you describe that?

Jim Brear:  I’d say if I look at my overall funnel I’d say it’s pretty well distributed in terms of the opportunities. But I’d say we had, you know, early demand from many of the cable companies globally.

And going forward, we’re seeing a bigger - a demand from the mobile operators. Remember mobile for the most part have never deployed DPI whereas and cable has deployed DPI. So we’re either a cap and grow in cable but we’re greenfield meaning they’re all new opportunities.

Marc Robins:  Could the numbers of dollars and amount of equipment be as meaningful for mobile as it has been for cable?

Jim Brear:  Absolutely.

Marc Robins:  Okay, so I mean this is almost like a brand new market for you and a very, very meaningful one.

Jim Brear:  I think so. I mean and for the market in total I’ve got imagine all my competitors would agree with it that mobile is a very exciting market for the space. It - our technology fits in very nicely into mobile networks.

Marc Robins:  And what’s even better is their starting write-off with that with the most meaningful expensive and I would imagine highly margin pieces of equipment from Procera.

Jim Brear:  Hopefully so.

Marc Robins:  Okay. What’s - describe the sales cycle. You mentioned nine months with this mobile win that you had. Is that typical of all of your - of all of the processes that you have to go through for this larger equipment?

And then that was for one unit. Is that nine months for, you know, a lot of hard work and hardscrabble effort for one win or is there more down the road?

Jim Brear:  Well I’d say that the - that win in particular was an initial order. So there was multi units initial order. And the size of that potential opportunity could be 5X’d over time over the next 12 months.

Marc Robins:  All right. So then we would expect more, almost every other one of those competitive opportunities to be long in tenure but also, you know, very, very large at the end, 4, 5 6X at the conclusion, you know, within - with the next second year. This is the reason why you’re describing the first and second halves of Procera’s 2009 the ways it is?

Jim Brear:  Yes.

Marc Robins:  Okay. All right. So we’ve got a long run rate and then all of a sudden the pretty, if we’re successful, a big hit.

Jim Brear:  Yes.

Marc Robins:  Okay. Win ratio. What - how would you describe the win ratio in those competitions that you’re in?

Jim Brear:  You know, I’ve been asked that a couple of times. And I can think of maybe three or four losses since I’ve been here. And that’s predominately to Cisco systems.

Marc Robins:  Any particular reason why Cisco has, you know, seems to be winning out?

Jim Brear:  You know, I - it’s only anecdotal, but I would assume it’s because they’re that, you know, coming from Cisco, Cisco proposes and is good at providing an end to end solution.  And so many of the - some of these carriers buy into the complete end to end play and thus they’re going to, you know, stay within end to end versus a best of breed.

Marc Robins:  Is - you know, just out of curiosity is there, you know, I can’t get fired for getting a Cisco kind of an attitude like it was back in the 60s and 70s with IBM as well?

Jim Brear:  It’s exactly the same.

Marc Robins:  Same thing.

Jim Brear:  Yes.

Marc Robins:  Okay, all right. Well that you could have almost figured that one out.

Jim Brear:  Yes.

Marc Robins:  The university business, I guess we probably beat that horse to death. International university business, is there any opportunity there? And how do you approach that if there is such a thing?

Jim Brear:  Yes, we are continuing to see success globally with universities. And we will be announcing a very well-known, national, international university in the next few weeks. And so we see it across the board.

Marc Robins:  The size of those orders are what, ten, 20, 30...

Jim Brear:  They really range. They range from, I don’t know, $20,000 to a couple $100,000.

Marc Robins:  Okay. And can you describe your channel or strategic partnerships; give us a little background on both of those?

Jim Brear:  Well, you know, again, I think I’ve mentioned before, we continue to add what I would call value-added resellers.

We have yet to announce any global distribution or integrating partners. And I expect in 2009 we will do so. But that is - has not been announced to date.

Marc Robins:  Okay, but given the successes that you’re racking up and that fact that you’re in the hot list with as many that you are and so forth, that’s got to be, you’ve got to be making some - stirring up some real interest.

Jim Brear:  Well yes. I mean I’ve said it before, no one really cared about Procera until we closed our first tier one. No one - we could talk all day about how great we were. But until someone was going to spend millions of dollars with us, that validated our technology.

And the same goes for partnerships. No one’s going to consider looking at us as a partner until we can show that we have the technology that can win at the most critical service providers.

Marc Robins:  Thanks very much - appreciate it.

John Linden:  Jim, if I just may add some color to mobile, because I think that’s actually a very relevant and interesting case when looking at 2009.

One of the key things is that mobile technology, when you look at a mobile network they do an investment that is approximately 10K, any other kind of wireline, network, broadband network.

So what we are addressing, the very core, the essence of our value proposition is that we maximize the utilization of the investment they have done. And that’s a very appealing offering to - sorry, to a mobile operator who I can (that’s) quite expensive in the network.

We can squeeze out more performance, quality and better experience from the network they have.

We are actually addressing a number of different things in the mobile networks when it comes to congestions especially in the backhaul which is an expensive part of the network.

And they even have to rent and lease connections to use whatever is available - wireless, wireline, broad wire - whatever they can use to hook up the access point. That is a very expensive part of the network. And that just grows more and more important as they upgrade the networks.

And we’ve already seen the next generation, the fourth generation of the mobile communication where we’re talking about even higher capacity. And once again, that will congest the backhaul.

One top of that we have service creation that we have talked about extensively already where they package services, make them more individualized and thereby can charge for the value they provide. And they are used to doing that since (the past). They’re used to doing this kind of individualized service offerings.

And that is a golden opportunity for the mobile operators. And they are really pursuing that. So I think that that is a good illustration of the added value we can provide with all the wireline being extremely attractive but once again be the added cost for mobiles adding another dimension to the value we provide at the DPI bandwidth (we could upstate).

Operator:  Next we’ll go to Joe Noel with Emerging Growth.

Joe Noel:  Yes hey guys, a couple quick questions here. Jim, did you say that the gross margin in the quarter was 62%?

Jim Brear:  Correct.

Joe Noel:  Can you comment about the relative margins of the PL 10K versus the smaller products or the lower bandwidth of products?

Jim Brear:  Yes, they’re relatively equal. I mean historically we had pretty good margins on the low end machines. But we’ve gone - we’ve taken those products through the channel and we’ve seen some erosion of that margin. But they’re in line now across the board with all the products.

Joe Noel:  What about the relative margin though for the highest capacity box? Is there any higher gross margin there available?

Jim Brear:  There is, absolutely. You know, again it’s a bladed product. So as you can imagine as the carriers add more blades, that’s to our advantage.

Joe Noel:  So if we are seeing an increase in both, you know, PL 10K and a higher inversion of that, I would think that would point to a expanding gross margin here. Is that correct?

Jim Brear:  Yes that’s our intent. I think that slowly but surely we’re, you know, kind of got a control of our pricing in our margins. And I think you’ll see over the next several quarters a improvement in that regard.

Joe Noel:  No, but it’s not only just product mix, it’s also just sheer volume. As you ship more you’ll just have a higher gross margin. Is that right also?

Jim Brear:  Yes, and then also you can assume that we’re also going to work with our vendors to do some cost reductions.

Joe Noel:  Yes. Also I was kind of impressed by the expense control that you’ve shown. I’ve been watching it very closely. Do you have some more work to do there? Do you expect your operating expenses to be relatively flat going here for the next quarters or what’s the plan there?

Jim Brear:  Yes I think you’ll be pleasantly surprised in Q1. I think we’ve really focused obviously because of the current climate, to really tighten down.  And I think you’ll be pleasantly surprised to see improvement in that regard in Q1.

Joe Noel:  So if we look at like you said before, rather than looking at this as Q1 and Q2 because you had some seasonality in Q1, if we look at it in the first six months period with the mix being favorable, the volumes going up which should improve gross margins and some tight expense controls, it looks like there’s really little possibility that you will not be profitable if we look at the first six months of the year. Would you agree that...

Jim Brear:  That’s our hope and goal.

Joe Noel:  Yes, okay. Can you comment also just on general RFP activity? You covered it a little bit and I don’t need a long drawn out answer. For (abouts) is it surpassing your expectations? Does it look like the flood gates are kind of opening here for the bigger carriers and ISPs to actually do something here over the next six months?

Jim Brear:  You know, not per se. I can tell you that we - you know, a lot of the major projects were identified in 2008. So there it continues to be added new projects. But we have - you know, we have identified mid-2008 a number of fairly significant projects that we’re very focused in on and hoping to close in 2009.

We do continue to see more but we kind of know what we need to do this year.

Joe Noel:  Yes. With an increasing, I think you said 70% of sales in (Aflin) partners, I would think that that mix probably goes nowhere but (up). Would that be right?

Jim Brear:  Yes I’d agree with that.

Joe Noel:  So I mean it doesn’t sound like you have to add a lot of expense on the sales side, maybe some on the marketing side. But it sounds like your sales expenses should be relatively flat or maybe even trend down a little bit?

Jim Brear:  Yes, I could see, you know, the second half of this year we’ll add a little bit more to that side of the business, but not much.

Joe Noel:  Right. Okay, good. Okay, well congratulations on the positive trend.

Jim Brear:  Thank you.

Joe Noel:  That’s all I had.

Operator:  Next we’ll go to Giancarlo Anania. Please go ahead.

Giancarlo Anania:  Hi. I had a question regarding, you know, service creation in terms of carriers. How much is the ’09 focus going to be on wireless customers or prospect customers versus wireline operators?

Jim Brear:  I’d say the majority of our focus is on the mobile market. I’d say very little on wireline. And that’s just being selfish. That’s where all the RFPs are coming from. That’s the low-hanging fruit.

Giancarlo Anania:  Sure.

Jim Brear:  I’d say we see the wireline, the large tier one wirelines beginning to look at DPI. But they haven’t really jumped in yet.

Giancarlo Anania:  Okay. And I guess you have a good portion of the top tier ones in RFP mode right now or trial mode?

Jim Brear:  You mean globally? Because that would be, you know, pretty big.

Giancarlo Anania:  Yes.

Jim Brear:  You know, I’m sure that there are a lot of RFPs that we’re not even seeing. But John, do you want to - any response from you on that one?

John Linden:  Yes I think - I mean I think you’re right. With (those) small players there are RFPs that we are not seeing out there. But we do have pretty good traction and reads today with our own operations and our partners. So we have pretty good control what’s happening, especially in the kind of deals that we want to win.

And as I mentioned before, we are seeing that we add a lot of value to the mobile cases, and therefore we can charge the kind of prices that we - that we think that our technology is worth.

We also see that we can leverage the strength that we have in terms of a very technically excellent path form and high capacity. Capacity and the skills is not even challenged by the competition which is something that we can definitely use in our advantage when going after especially mobile deals.

So I think that we get a very good reach into that market when it comes to wireline. We also get a good reach, I think that there are some deals going down and like Jim said, that we don’t see. But I don’t think that that is extensive.

My experience (so far), the incumbent wireline telcos typically deploy a few units to get a decent picture what’s going on. They still haven’t taken the big leap into doing network wired DPI deployment. That’s still to come.

Giancarlo Anania:  Okay, and just two more questions here. You know, it looks like you’ve got EMEA and APAC are pretty healthy geographical regions for you guys. Is there going to be any focus on the Americas in terms of increasing that 11% of revenue number that you guys mentioned?

Jim Brear:  Yes. I definitely think that, you know, the phenomena that we’re experiencing in North America is that North America are the whales. They’re the big opportunities. And so the sales cycle’s longer but the payback, you know, the payoff can be very grand. And we’re kind of feeling that right now which, you know, we’ve made investments in the North America and we’re we think we believe making very significant strides in the market.

And I expect like I said before, I think we’ll begin to bear some fruit in the first half of ’09 in North America which will significantly change our revenue distribution.

Giancarlo Anania:  That’s positive. And lastly, I know you mentioned at the top of the call, you know, some of the barriers that, you know, the DPI space has been facing specifically with, you know, the FCC and some rulings they came out at some point last year and mid last year with some of your competitors.

How does that affecting (sic) you guys in terms of business and, you know, decision-making in terms of closing some opportunities?

Jim Brear:  I - I’m - I would say it’s really been to our advantage and it’s actually accelerated our opportunities in North America, you know, without giving you gory details. Because a lots of times my competitors are on this call.

We have some pretty unique features and functionality that give the operators a whole lot of features that allow them to give control to the subscribers. Because, you know, that’s the issue that they - you and I as subscribers don’t want to have our Internet experience affected. We want to control that experience. And our technology allows the carriers to do that.

Giancarlo Anania:  All right, thanks.

John Linden:  I think one more thing that’s relevant in that context is that operators understand the value and what they want to use it for. Sometimes we have to guide them as to things that will be disruptive to the end customers. But in most cases they really understand and know the benefit.

This is more of a discussion in the public that’s putting the spotlight on DPI from the end users.

And that is why the - our customers are typically reluctant as to make announcement with - public announcement with a name.

But the operators have come to the point where they do understand the value. They have also been going through the process of educating themselves what they should and shouldn’t be doing. But I think that that is a much, much more mature discussion today than what’s 12 months ago.

Operator:  The following question comes from Tom Strohl with Wachovia Securities.

Tom Strohl:  Hi. I’ve got some eclectic questions here, one that in terms of the opportunities in the mobile market, is it pretty much technology agnostic in terms of GSM versus CDMA operators?

John Linden:  Part of it yes. Some of the functionality we modify and adjust to our - to the different technologies.  But even more so I would say that you have to fit into the whole picture and the whole surrounding of each individual operator.

When we look at these big deals we have to connect PacketLogic to their systems and base the surroundings like how they manage policy in general, how they do (use) authentication and all that kind of stuff.

So there’s some adoption to different standards and there’s some customization to each of these (three) accounts to perfectly fit in with the requirements.

Tom Strohl:  Is it easier with one versus the other or is it - are there some advantages when you’re trying to adopt it to one type of customer versus the other?

John Linden:  Not really.

Tom Strohl:  Okay.

John Linden:  I mean we typically work - I mean we work with the data portion, the IP portion of the business. And when you get into that part it’s pretty equal. And you just have to find the right spot to fulfill all the requirements they have.

Tom Strohl:  In terms of the distribution of sales, the - EMEA was the largest portion of revenue. I take that’s probably because that’s where the first tier one order came from in that region right? So anywhere a tier one pops in it’s going to skew things. Is that right?

Jim Brear:  That’s probably a fair assessment.

Tom Strohl:  And you already indicated that maybe a good portion of the - since the (whales) are in North America that maybe the trials that you’ve got underway or have recently initiated are probably is it fair to say more of the domestic market and that’s why you’re anticipating more from that in the coming years?

Jim Brear:  That’s correct.

Tom Strohl:  Okay. And if you can’t announce the name of the customer, obviously it’s still helpful to have a dollar. So it was nice to see some dollars attached to that last one.

But do you see any advantage in - as you win more orders even if you can’t divulge the name to prospective new customers? Is there any leverage from that you can - you know, do they have more, it’s probably too early to say, but if they have more confidence in coming to the decision or maybe coming sooner because you’re gaining momentum with the confirmation of other due diligence processes ending and resulting in you’re winning the award?

Jim Brear:  I can - all I can say is that, you know, the good news is we have so far delighted our - the win or the one that we installed. And they were a reference for the second one we won.

Tom Strohl:  Okay, that’s what I’m getting at. That’s good. That’s good. I had another thought but I’ll have to pass since I don’t have it at the tip of my tongue. Thank you.

Jim Brear:  Thank you.

Operator:  A follow-up question from Marc Robins.

Marc Robins:  Thank you. I’d like to go back to John’s question or comment. He was chatting about the - it was a follow-up on a conversation, mobile is ten times out if wireline squeeze up more performance particularly in the backend.

We’re seeing the fourth generation of technology. And now in particular further congestion on the backend. And then I missed that last - the commentary after that. John, do you happen to remember what you were chatting about?

John Linden:  I think that the comment that followed had to do with service creation...

Marc Robins:  Yes, that’s correct.

John Linden:  ...will operate somewhere used to differentiating their - the service offering.

Marc Robins:  Yes, what were you - okay, so what you were saying is now that they’ve got this fourth generation of technology and which also complicates the back end and congests the backend, then they have service creation. And the service creation creates another - what, another more creation, more congestion in the backend which means greater need for your product. Is that right?

John Linden:  Yes. I think that (orbiting) in current technology there’s a big need for DPI and service creation. And we are seeing that being deployed in the third generation networks quite extensively.

What I mean is that they have a history of producing services that doesn’t enable you to do a one for one comparison. They want to have a unique offering that can combine time of day if you’re a more professional user, if you’re a household user, what kind of services you prioritize like messaging over voice and so forth.

That’s something they have done already. They have the experience of doing that kind of differentiating and targeting of specific target groups.

They’re basically doing the same thing when it comes to data, not so much the all you can eat buffet. That’s of course a valid offering in many cases.

What we are seeing more that they lean towards having entry-level offerings that can get users hooked where they promote and sell the added-value of mobile over wireline and package things accordingly.

And that really requires you to see what the end user’s doing, what kind of traffic he generates and what time and to be able to set more granular preferences in your network. We need to find the policies to help for help to package that service. And that’s something we definitely see in mobile.

Marc Robins:  Got you. Thank you.

John Linden:  Sure.

Operator:  And we’ll take another follow-up from Tom Strohl.

Tom Strohl:  To put the earlier statistic, you said anecdotally maybe you lost three or four bids to Cisco. To say it differently, does that mean you’ve - I mean you said you added over 200 new customers in the year that just finished.  That really means you’ve had a - what a 98% or 99% close ratio?

Jim Brear:  We really have. It’s been pretty unbelievable.

Tom Strohl:  Okay, which seems pretty impressive.

Jim Brear:  Yes.

Tom Strohl:  Any commonality between the three or four losses? Were they all in the same industry or pretty disparate and no...

Jim Brear:  I guess of all of them, only one even got down to a business discussion. So generally, you know, there’s two phases. There’s qualifying the technical due diligence. If then they - you pass technical due diligence, then you sit down and talk about the business issues.

And, you know, only one ever even got to the business discussions which means they really probably never were going to decide to go with us.

Tom Strohl:  They didn’t take you seriously enough to look at what you had.

Jim Brear:  Yes, right.

Tom Strohl:  Can you comment on what you project for, you know, cash flow positive and those kinds of things based on your run rates and...

Jim Brear:  I’d like to stay away from that.

Tom Strohl:  Okay. How about the need for more capital if you’re able to sell funds based on the order flow that you’re building here?

Jim Brear:  Right. I guess I’d say as of right now we don’t need additional capital. But we’re always going to be looking and considering based on, you know, business, the business climate and strategic opportunities, you know. We, you know, we always have to consider all those options.

Tom Strohl:  Okay. Thank you.

Operator:  As a reminder, if anyone has a question, please press star 1. Okay next we’ll go to Tony Repole with Private Investor.

Tony Repole:  Jim, I noticed that you seem to be attending less marketing events this year. Can you expound on that a little bit? I have an idea why, but what is your take on that?

Jim Brear:  Yes that’s true. We personally don’t really see that we’ve gotten a lot of value. So as I was here, we did a lot of shows last year. And I don’t see a whole lot of leads that came out of it.

I can go back and show you how much we spent and if you’re a shareholder you wouldn’t be happy.

I’m more interested in doing, you know, direct small partner and customer-oriented events. So we have chosen to not participate in almost any formalized trade show.

We, you know, we are going to be participating in CTIA in a couple weeks down in Las Vegas, but in a very small form with a partner of ours but, you know, that’s true.

And lastly it’s, you know, nuclear (winter). That’s one area that we’ve got to save our nickels.

Tony Repole:  Right. Okay, thank you.

John Linden:  I think last year we also went through a repositioning of the company and new product launches. It was very important for us to get out there and showcase what we had and who we are.

We’re in a slightly different position now. And what we also do is to try and live as we learn and really use the abilities of for example the Internet and how we can facilitate that to get an extended reach, more targeted reach and also do a more interactive kind of marketing than we have done in the past. And that’s actually so far seems to be paying off very well.

Tony Repole:  Excellent. Thank you.

Operator:  Next we’ll go to Anthony Gullo.

Anthony Gullo:  Hi Jim. With reference to the total market potential, I’ve read 600 million 2009 and 1 billion for 2010. My question - I have a couple of questions. First, do we - how do we determine who we’re going to prospect, who we’re going to try to get as clients?

And my second question has to do with the Cisco announcement today vis-à-vis their new data center architecture. Does that have any resonance with us? Thank you.

Jim Brear:  Yes. So first on, the sizing of the market, you know, we’re pretty fixated. I mean the reality is if we were just to close three or four tier ones in 2009 we would have a phenomenal year. So we’re pretty fixated on a couple, you know, a couple that - mobile operators and cable operators. And we continue to mine the higher education space globally. And that’s kind of where we’re (head is).

On the Cisco, I haven’t seen the press release. So shame on me. I haven’t seen what their data center strategy or new architecture is. I can tell you that they did launch their most current DPI platform oh, several months ago. And we’re quite familiar with it. And I can tell you that we believe we’re years ahead as our customers have chosen us over that platform.

I also know that they’ve integrated some DPI functionality into their ASR product line. I call that DPI Light. It does have some basic functionality that worked for some enterprises, et cetera.

But when it comes to, you know, true, you know, evolved DPI, it doesn’t stand up to what we’re doing.

Anthony Gullo:  Jim, do you see any possible market vis-à-vis hospitals or the hotel industry?

Jim Brear:  I don’t. I know that when I first came here there was some interest in the hospitality market. But because we’re so limited on resources and we’re just going after the low-hanging fruit, we’re also limit on resources from a support (perspecting) meaning, you know, these - you have to send technicians when you install this.

And so we’re kind of limited in our resources. And we don’t want to get spread thin and not execute on some of these larger opportunities.

Anthony Gullo:  Thank you very much.

Operator:  We’ll go to Chuck Frei with Stargate Apparel.

Chuck Frei:  Hey Jim, Chuck Frei. How are you doing?

Jim Brear:  Hey Chuck.

Chuck Frei:  Quick question regarding - the previous caller really pretty much started it off for me as far as the size of the market because for me that’s the most important thing.

Obviously your margins are great. They’ll probably grow. Your overhead is low so that’s all fantastic. I just don’t understand the size of this market for this product period and the story.

So what I’m trying to understand is you have a $1 million upfront order from some tier one. If it was a complete rollout for that particular customer, what is the total size of the order?

Jim Brear:  And I guess you’re saying over the course of one year?

Chuck Frei:  I’m saying actually to completely roll out for what they - for the amount of customers they’re dealing with they have...

Jim Brear:  Yes.

Chuck Frei:  ...to fill - to completely cover every one of their customers, whatever that would be, what is the size of that business?

Jim Brear:  And if - it’s kind of a broad - I guess I could generalize...

Chuck Frei:  Yes.

Jim Brear:  ...and I’d say, you know, if you’re talking about a fairly large mobile operator and they completely deploy the technology, I would guess it would be somewhere in the neighborhood of anywhere $5-15 million. John any - what would you say?

John Linden:  I think you’re clearly right. I mean the thing is, we have experienced that we have great added sales opportunities once we get the foot in the door with these kind of deals especially. And then - and just you emphasized what Jim said before about other targets group.

The difference with service providers is that they live and breathe communications. This is at the very heart of what they do but this is important to them. So they’re willing to invest in this. It is critical to their core business.

Simplified, if you want to estimate $1, $2 per customer they have at the deployment, but that is still just initial investment you do to get things up and running.

What we have experienced is that they continue to invest in the DPI technology. They expand. We have great added sales opportunities. And we typically have a long-term relationship. Some of the first - clearly decent big wins that we did back in 2004 are still being very, very valuable customers to us where we generate really good steady revenue on an annual basis.

Chuck Frei:  Okay, so in other words, say the 5 to 15 million is the complete deployment of this product, but you can grow that through other products down the road to continue add - to add more revenue per customer each year? It’s not a one-time purchase and they’re done in other words?

John Linden:  Typically not. I mean they grow. They have to upgrade. They buy the next generation of the platform, recognize future generations of the PacketLogic platform. We add functionality, features and so forth.

But that’s a - there’s a lot of things that can be done business-wise. And that’s the good thing about this customer segment. It’s not a one-off. It’s one we can really work with long-term and create a good solid customer relationship.

Chuck Frei:  And as far as the revenue base, say it’s $5-15 million again, do you earn a service fee on top of that and as a percentage of the amount of equipment you put in there?

Jim Brear:  Yes. Yes we do. We have an ongoing services annuity.

Chuck Frei:  Okay, and that would be - is it percentage of how much they purchase or...

Jim Brear:  Yes, a percentage of what they purchase.

Chuck Frei:  Okay fine. Okay, thank you very much.

Operator:  The following question comes from Allen Jones with Birkelbach Securities.

Allen Jones:  I’ve been involved with Procera since it went public many years ago. But early management did reach out to many small institutions in ed and government clients and the new management success players moving into the tier ones.

But do you give some gratis to the early people that we have somewhat instilled in the minds of a generation of people that actually know Procera? Was that both a good thing in terms of trial and error and also in installation into the new generation of techies in the world? Any comment on that?

Jim Brear:  You know, I can’t speak to the early days of Procera. I would say I really look to the Netimpact team that we acquired from Sweden. That’s where we - I’d say we’ve taken the most direction and learned the most from their expertise. And that’s really where the product and the strategy began to change in late 2006.

John Linden:  So I come from the Netimpact part of the business. I’ve been with the company since 2001.

A lot of the customers we worked with back in 2001, 2002 are still customers and still important customers to us that we nurture very closely and make sure that they are satisfied.

They feel like they’ve taken PacketLogic out of the network. They are good customers for a lot of different reasons, for trying out new technology and so forth. And they grow.

And I mean many of these are existing customers that we’re still selling to and were definitely only the customer base we have.

That’s still part of the market that we do approach. It’s not just tier ones even though the tier ones are the most spectacular ones. We still have a - the current business to both support and expand - extend our customer base with some 660 service providers worldwide.

Allen Jones:  Well and perhaps some of the people that knew you from the early days are moving up the management scale and giving you openness in terms of larger contracts. As they grow you grow as well. Am I not true?

John Linden:  Absolutely. Absolutely. I mean we see that every day there’s consolidation going on in the service provider space. And smaller players get acquired and they take (seats) in the management team of larger telcos and ISPs, definitely something we can leverage.

I think that we can definitely - or I can assure you that we take good advantage of the experience we have and the fact that we’ve been in this marketplace for eight years now - almost nine years and it’s actually a lot of very good relationships.

Allen Jones:  On a totally different thing, there’s been a lot of talk about people coming onboard and taking equity interest in terms of Procera.  And as someone that has some totally personal investments with my clients, they’re a little worried that if we don’t -- and we’re beginning to -- but that somebody will come and grab us early.

In some of these, if you can put enterprising contracts into place of a number of different people taking 10% stakes that also bars somebody coming in and saying until we have appreciated the $3 to $4 a share that they will make a tender offer to buy us out at $2 or $2.50 this year.

How are these entrepreneurial contracts, how is that progressing?

Jim Brear:  I’m not really following you.

Allen Jones:  We are worried that there is going to be someone, maybe even Cisco saying oh lovely, we’ll try to buy out Procera at $2 a share which is certainly higher than where it is currently.  But there has been some talk in terms of either OEM contracts or contractual agreements with people that would also purchase 10% of Procera. Those would be bars to someone stepping in and making an offer to Procera at this current time period just as they are beginning to come off of a tough time.

Are those coming closer to be in terms of safeguarding against just the pirating of Procera?

Jim Brear:  I’m not really sure how I could answer that.

Allen Jones:  Okay, I’ll drop it then.

Operator:  Question comes from Jackson Spears with Robins Group.

Jackson Spears:  Hi Jim. How are you? Could you walk us through the gross margin? And was there any non-cash charges in that or is that the - or better put, what’s your product gross margin?

Jim Brear:  I don’t have that on the top of my head right now Jackson.

Jackson Spears:  Were there some non-cash charges when you said - I believe you said 62%. Does that include non-cash charges?

Jim Brear:  It does.

Jackson Spears:  So if we exclude that, what would it be? Would it be over 70?

Jim Brear:  I’d have to get back to you.

Jackson Spears:  What about, you’ve had some success in the university area. Have you had any success getting some major prestige follow-on orders beyond the Cambridge one in the...

Jim Brear:  Yes, I did mention that on the call.

Jackson Spears:  I didn’t hear it. Did you name it, who it is?

Jim Brear:  I did not.

Jackson Spears:  Okay and what about product lifecycle. You and I’ve talked about that. Would you walk us through why it takes so long to get accepted by the tier one and your progress and success rate versus other major players?

Jim Brear:  So in terms of, you know, sales cycle? Is that what you’re referring to?

Jackson Spears:  Yes, when we - from trial to get to procurement to getting large orders.

Jim Brear:  It really varies depending on the size and the scale of the operator. But I’d say, you know, if you’re referring to, you know, the largest carriers in the world it can be a year. To a very small operator it can be, you know, three months.

Jackson Spears:  So we should evaluate, you know, the fact you’ve been there a year. But over the next six to nine months there should be some fruit of the efforts you’ve made over the last several months.

Jim Brear:  Yes I think that’s fair. I think that would be a fair expectation.

Jackson Spears:  And any progress in the MSOs...

Jim Brear:  A lot.

Jackson Spears:  ...that you can talk about?

Jim Brear:  A lot that I can’t talk about.

Jackson Spears:  Oh. So I like you for saying that. It’s a nice tease.

Anything else you can - and you’ve working bringing in some channel partners to - several of them at your own resources.

Jim Brear:  We are. We are, you know, continuing to add partners. And we’re hoping and hope to announce larger partners as we continue into 2009.

Jackson Spears:  And would that be in the first half or the second half?

Jim Brear:  Don’t know yet.

Jackson Spears:  You’re tough on me.

Jim Brear:  Sorry.

Jackson Spears:  Okay, well congratulations on the progress you’ve made. It’s been a long...

Jim Brear:  Thank you.

Jackson Spears:  ...a tough environment for anybody.

Jim Brear:  Yes.

Jackson Spears:  Thank you.

Operator:  We’ll take another question from Tom Strohl.

Tom Strohl:  Hi again. On tier ones, is there sort of a definition of what constitutes a tier one in terms of defining this market and how much potential there is? Are there like 200 tier ones in the world or 50 or...

Jim Brear:  Yes, that’s a really good question. I don’t know if there’s any international definition. I guess I have my own impression.

I always think of a tier one as the - either the first or second largest operator in a given country.

Tom Strohl:  Okay.

Jim Brear:  And, you know, like Swiss com, is that a tier one? I call that a tier one. If you compare that to a Verizon it wouldn‘t be but, you know, or a, you know, any, you know, that’s how I define it...

Tom Strohl:  Okay.

Jim Brear:  ...personally.

Tom Strohl:  So there’s quite a few out there?

Jim Brear:  There are, there are, in the hundreds.

Tom Strohl:  Yes. That’s good for me. Thank you.

Operator:  You have no further questions at this time.

Jim Brear:  Great. Okay then, again, thank you for joining the call everyone and look forward to talking to you in the investor call.

Operator:  Once again, this does conclude today’s conference. Thank you for joining us and have a wonderful day.

END